Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces Third Quarter Financial Results

BETHLEHEM, PA – November 1, 2006 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced revenues of $17.6 million for the quarter ended September 30, 2006, compared to $18.1 million in revenues recorded for the comparable period in 2005.

The Company’s net income was $2.1 million, or $0.05 per share on a basic and fully-diluted basis, for the third quarter of 2006, which includes charges for stock option expense and a provision for income taxes, neither of which were included in the Company’s 2005 results. Excluding these two charges, net income for the third quarter of 2006 would have been $4.3 million, or $0.09 per share on a fully-diluted basis. These results compare to net income of $3.8 million, or $0.08 per share on a basic and fully-diluted basis, during the third quarter of 2005.

For the nine months ended September 30, 2006, the Company had revenues of $50.4 million compared to revenues of $51.3 million for the nine months ended September 30, 2005. The Company recorded net income of $4.2 million, or $0.09 per share on a basic and fully-diluted basis, for the nine months ended September 30, 2006, which includes charges for stock option expense and a provision for income taxes. Excluding these two charges, net income for the nine months ended September 30, 2006 would have been $10.0 million, or $0.21 per share on a fully-diluted basis. These results compare to net income of $6.8 million, or $0.15 per share on a basic and fully-diluted basis, during the nine months ended September 30, 2005, which excluded costs related to stock options and a provision for income taxes.

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“We are pleased with the Company’s financial performance for the third quarter,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “Our financial results exceeded our expectations and were driven primarily by continued strong performance of our infectious disease testing business along with the increased sales of our substance abuse testing and insurance risk assessment products. Offsetting these increases was a reduction in our cryosurgical systems sales.”

Gross margin in both the third quarters of 2006 and 2005 was 64%.

Operating expenses for the third quarter of 2006 increased to $8.8 million from $8.4 million in the comparable period in 2005. This increase was primarily attributable to stock option expense, increased research and development expenses and costs related to the implementation of a new enterprise resource planning system, offset by lower legal and advertising costs. Operating expenses for the nine months ended September 30, 2006 were $27.3 million, compared to $25.2 million for the comparable period in 2005.

Cash, cash equivalents and short-term investments totaled $89.5 million and working capital was $98.1 million at September 30, 2006, compared to $77.6 million and $90.7 million, respectively, at December 31, 2005.

Cash flow from operations was $5.9 million for the third quarter of 2006, up from the $3.6 million reported for the third quarter of 2005. Cash flow from operations for the nine months ended September 30, 2006 was $14.1 million, compared to $8.5 million for the comparable period in 2005.

Due to the better than expected financial performance in the third quarter of 2006, the Company is raising its 2006 full year, fully-diluted earnings per share guidance to between $0.10 - $0.11 per share as a result of an additional expected $0.01 - $0.02 per share of earnings in the fourth quarter of 2006. The fourth quarter earnings projection is based on attainment of projected revenues of between $17.0 million and $17.5 million for the quarter, resulting in 2006 full-year projected revenues of between approximately $67.5 million and $68.0 million.

Condensed Financial Data

(In thousands, except per-share

data and percentages)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Results of Operations
Revenues	$17,639	$18,077	$50,421	$51,335
Cost of products sold	6,365	6,432	18,516	20,773

Gross profit	11,274	11,645	31,905	30,562
Operating expenses:
Research and development	1,753	1,298	5,150	3,750
Acquired in-process technology	—	—	600	—
Sales and marketing	3,632	3,965	11,977	12,289
General and administrative	3,445	3,168	9,545	9,132

Total operating expenses	8,830	8,431	27,272	25,171

Operating income	2,444	3,214	4,633	5,391
Other income, net	955	594	2,642	1,421
Income tax provision	1,264	—	3,033	—

Net income	$2,135	$3,808	$4,242	$6,812

Earnings per share
Basic	$0.05	$0.08	$0.09	$0.15

Diluted	$0.05	$0.08	$0.09	$0.15

Shares used in computing earnings per share:
Basic	45,922	45,372	45,888	44,936

Diluted	47,247	46,676	47,712	45,850

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Reconciliation of Non-GAAP Financial Measures

Net income – before charges	$4,344	$3,808	$9,992	$6,812
Stock option expense	945	—	2,717	—
Income tax provision	1,264	—	3,033	—

Net income – GAAP basis	$2,135	$3,808	$4,242	$6,812

Diluted earnings per share – before charges	$0.09	$0.08	$0.21	$0.15
Stock option expense	0.02	—	0.06	—
Income tax provision	0.02	—	0.06	—

Diluted earnings per share – GAAP basis	$0.05	$0.08	$0.09	$0.15

	Three months ended September 30,
	Dollars		% Change	Percentage of Total Revenues
	2006	2005		2006	2005
Market Revenues

Infectious disease testing	$7,536	$7,037	7%	42%	39%
Substance abuse testing	4,213	3,595	17	24	20
Cryosurgical systems	4,025	6,143	(34)	23	34
Insurance risk assessment	1,734	1,275	36	10	7

Product revenues	17,508	18,050	(3)	99	100
Licensing and product development	131	27	385	1	—

Total revenues	$17,639	$18,077	(2)%	100%	100%

	Nine months ended September 30,
	Dollars		% Change	Percentage of Total Revenues
	2006	2005		2006	2005
Market Revenues

Infectious disease testing	$21,239	$19,672	8%	42%	38%
Substance abuse testing	11,694	10,060	16	23	20
Cryosurgical systems	13,063	16,002	(18)	26	31
Insurance risk assessment	4,128	5,364	(23)	8	11

Product revenues	50,124	51,098	(2)	99	100
Licensing and product development	297	237	25	1	—

Total revenues	$50,421	$51,335	(2)%	100%	100%

Balance Sheets

	September 30, 2006	December 31, 2005
Assets
Cash, cash equivalents and short-term investments	$89,534	$77,620
Accounts receivable, net	10,236	11,602
Inventories	4,812	4,128
Current portion of deferred income taxes	3,511	6,504
Other current assets	1,646	1,553
Property and equipment, net	16,478	5,815
Deferred income taxes	20,580	20,205
Other non-current assets	2,938	3,320

Total assets	$149,735	$130,747

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$636	$456
Accounts payable	2,519	2,547
Accrued expenses	8,526	7,734
Long-term debt, less current portion	10,303	884
Other liabilities	375	207
Stockholders’ equity	127,376	118,919

Total liabilities and stockholders’ equity	$149,735	$130,747

Non-GAAP Financial Measures

Net income - before charges and diluted earnings per share - before charges, each exclude the impact of stock option expensing and income tax provisions. These financial measures should not be considered an alternative to net income or diluted earnings per share, respectively, which are indicators of operating performance determined in accordance with GAAP. OraSure Technologies believes that net income - before charges and diluted earnings per share - before charges, although non-GAAP financial measures, are also useful and meaningful to investors because they provide investors with the Company’s underlying earnings performance as another criterion in making their investment decisions. OraSure’s management also uses these calculations in measuring certain corporate performance goals. Other companies may use different measures to present financial information.

Conference Call

The Company will host a conference call and audio webcast today to discuss the Company’s third quarter 2006 financial results and to provide an update on major business objectives, beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 888-742-2024 (Domestic) or 706-643-0033 (International), or go to OraSure Technologies’ Web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until November 08, 2006, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #8995949.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues and earnings per share. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for our products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other new products or technology; changes in market acceptance based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing and cost of obtaining, necessary regulatory approval for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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